Exhibit 16

                                        March 22, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir:

We have read paragraphs 1 and 3 through 5 of Item 4included in the Form 8-K dated March 15, 2002 of the Public Service Company of New Hampshire filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP

cc: Mr. John H. Forsgren
    Vice Chairman, Executive Vice
    President and Chief Financial Officer
    Northeast Utilities